EXHIBIT 99.1

PEDEVCO Announces Q3 2023 Financial Results and Operations Update

HOUSTON, TX / ACCESSWIRE / November 9, 2023 / PEDEVCO Corp. (NYSE American: PED) ("PEDEVCO" or the "Company"), an energy company engaged in the acquisition and development of strategic, high growth energy projects in the U.S., today announced its financial results for the three and nine months ended September 30, 2023 and provided an operations update.

Key Financial and Operational Highlights Include:

•	Produced an average of 1,376 barrels of oil equivalent per day ("BOEPD") (81.0% liquids) in the three months ended September 30, 2023 (“Q3 2023”), compared to 960 BOEPD produced in Q3 2022.
•	Q3 2023 revenue of $7.33 million, decreasing 2% from Q3 2022.
•	Operating income of $0.9 million, decreasing 16% from Q3 2022.
•	Operating expenses (inclusive of general and administrative expenses, depreciation, depletion and amortization expenses and lease operating expenses) of $6.5 million, approximately the same as in Q3 2022.
•	Net income of $0.95 million, or $0.01 per basic and diluted share outstanding, compared to $1.1 million, or $0.01 per basic and diluted share outstanding in Q3 2022.
•	Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased 14% to $4.4 million, compared to $3.9 million in Q3 2022.
•	Cash and cash equivalents (including $3.55 million in restricted cash) of $16.7 million as of September 30, 2023, and zero debt.
•	Currently drilling three operated horizontal San Andres wells in the Company’s core Chaveroo Field in the Permian Basin with strategic partner Evolution Petroleum Corporation.
•	Elected to participate in seven non-operated wells in the D-J Basin with an ~18% working interest, which have been drilled and are projected to be completed in Q4 2023 with production impact estimated in Q1 2024.
•	Elected to participate in six non-operated wells in the D-J Basin with an ~5% working interest, estimated to be drilled in Q4 2023.
•	Currently permitting and securing vendor commitments to drill and complete up to ten operated horizontal Niobrara wells in the D-J Basin where the Company holds varying working interests in two separate operated drilling units.
•	Consummated sale of non-core legacy vertical Milnesand and Sawyer Fields in Permian Basin for ~$1.12 million, thereby reducing plugging and abandonment liabilities by over $3.2 million.

J. Douglas Schick, President of the Company, stated, "We are pleased with our results for Q3 2023, which saw increased production and stronger adjusted EBITDA, even as oil prices were significantly lower this quarter as compared to Q3 2022, all while maintaining zero debt and controlling G&A expenses.  We look forward to the completion of the three horizontal San Andres wells we are currently drilling in our Chaveroo oilfield in our Permian Basin Asset in partnership with our development partner Evolution Petroleum Corporation, which wells we currently estimate will be online early Q1 2024.  We await these results and the results of our non-operated D-J Basin projects currently in process, from which we also expect to realize results in Q1 2024.  We also significantly reduced our future expenses and liabilities through the divestiture of our non-core legacy Milnesand and Sawyer Fields announced today.  These two fields are non-core vertical fields that were not included in our 5-year development plan.  Additionally, we anticipate that this sale will reduce our P&A liability by over $3.2 million along with lowering LOE per barrel due to the higher margins on our horizontal assets, in exchange for approximately $1.12 million in consideration, while only losing approximately 32 BOEPD in net production from these disproportionately high LOE legacy vertical well assets.”

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Financial Summary:

We reported net income for the three-month period ended September 30, 2023 of $0.95 million, or $0.01 per share, compared to net income for the three-month period ended September 30, 2022 of $1.1 million, or $0.01 per share.  The decrease in net income of $0.13 million, when comparing the current period to the prior year’s period, was primarily due to a $0.1 million decrease in net revenues coupled with minimal changes to total operating expenses and other income (all of which are discussed in more detail below).

We reported operating expenses in Q3 2023 of $6.5 million, which was approximately the same operating expenses as we reported in Q3 2022.

Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased 14% to $4.4 million in Q3 2023, compared to $3.9 million in Q3 2022.

Cash and cash equivalents were $16.7 million as of September 30, 2023 (including $3.55 million in restricted cash), compared with $33.0 million as of December 31, 2022 (including $3.55 million in restricted cash), which decrease was due largely to increased capital spending related to our drilling and completion activities.

Production, Prices and Revenues:

Production for Q3 2023 was 126,562 barrels of oil equivalent ("Boe"), comprised of 88,755 barrels of oil, 144,495 million cubic feet ("Mcf") of natural gas, and 13,724 Boe of natural gas liquids ("NGLs"). Liquids production comprised 81% of total production in the quarter.

Our average realized crude oil sales price in Q3 2023 was $75.54 per barrel, average realized natural gas price was $2.29 per Mcf, and average realized NGL sales price was $21.46 per barrel. Our combined average realized sales price for the quarter was $57.91 per Boe, which was a decrease of 32% compared with $84.54 per Boe in Q3 2022.

Total crude oil, natural gas and NGL revenues for Q3 2023 decreased $0.1 million, or 2%, to $7.33 million, compared to $7.47 million for the same period a year ago, due to a favorable volume variance of $1.4 million, offset by an unfavorable price variance of $1.5 million, due to the average sales prices for crude oil, natural gas and NGLs realized by the Company decreasing considerably from the three-month period ended September 30, 2022. The increase in production volume is related to the positive performance from our participation in 14 non-operated wells in the D-J Basin Asset (six of which began producing in late 2022 and eight of which began producing in the first quarter of 2023), combined with maintaining relatively flat production declines from the existing operated Permian Basin and D-J Basin Assets.

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Lease Operating Expenses ("LOE"):

Total LOE for Q3 2023 was $2.2 million compared to total LOE for Q3 2022 of $2.9 million. Expense reduction measures to control costs have been implemented on our operated properties in our Permian Basin and D-J Basin Assets, such as operation and lift efficiency improvements, resulting in a reduction in direct operating expenses, offset by a corresponding increase in direct operating expenses from our participation in non-operated wells (noted above) when comparing the current period to the prior period. Other expenses have also increased due to production increases, offset by a corresponding decrease in workovers when comparing the current period to the prior period. Taken together, there was a $0.7 million decrease in overall lease operating expenses when comparing the prior period.

Depreciation, Depletion, Amortization and Accretion ("DD&A"):

DD&A increased from $2.3 million in Q3 2022 to $2.9 million in Q3 2023. The $0.6 million increase was primarily the result of an increase in production (noted above) in the current period when compared to the prior period.

General and Administrative Expenses ("G&A"):

There was a 5% increase in G&A expenses (excluding share-based compensation) in Q3 2023 compared to Q3 2022 as the Company continues to strive to contain costs and remain within budget from period to period.

Share-based compensation, which is included in general and administrative expenses in our Statements of Operations, increased 8% due to the issuance of restricted shares of common stock to board members during the current period. Share-based compensation is utilized for the purpose of conserving cash resources for use in field development activities and operations.

Interest Income and Other Income:

We earned $88,000 in interest from our interest-bearing cash accounts, for which interest rates have increased significantly in the current period compared to the prior period.  Other income in the prior period was primarily related to a $24,000 non-refundable two-year rent payment made in September 2022 to the Company for office space leased by SK Energy, LLC, which is 100% owned and controlled by Dr. Simon Kukes, our Chief Executive Officer and director, coupled with a $9,000 sale of old equipment.

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Working Capital and Liquidity:

At September 30, 2023, our total current assets of $19.2 million exceeded our total current liabilities of $5.3 million, resulting in a working capital surplus of $13.9 million, while at December 31, 2022, our total current assets of $32.1 million exceeded our total current liabilities of $17.0 million, resulting in a working capital surplus of $15.1 million. The $1.2 million decrease in our working capital surplus is primarily related to cash used to fund our current capital drilling budget and leasehold acquisitions (described above).

Operations Update:

The Company is currently drilling three horizontal San Andres wells in its core Chaveroo Field in the Permian Basin with strategic partner Evolution Petroleum Corporation, which wells the Company anticipates will be completed in late Q4 2023, with initial production commencing in early Q1 2024.

The Company elected to participate in seven non-operated wells in the D-J Basin with an ~18% working interest. The wells have been drilled and, according to the operator, are scheduled to be completed Q4 2023 with production impact estimated to start Q1 2024.

Additionally, the Company elected to participate in six non-operated wells in the D-J Basin with an ~5% working interest.  The wells are currently being drilled by the operator, however no guidance has been given on the anticipated completion or first production dates from the operator.

The Company is also working to obtain permits and securing vendor commitments to drill and complete up to ten operated horizontal Niobrara wells in the D-J Basin where it holds varying working interests and would serve as operator. The Company will evaluate its 2024 capital program in late Q4 2023 and Q1 2024 to determine how many of these ten wells will be drilled in 2024.

Further, on November 9, 2023, the Company consummated the divestiture of its non-core legacy vertical Milnesand and Sawyer Fields located in the Company’s Permian Basin Asset to a third party for consideration of approximately $1.12 million. The Company anticipates that this sale will reduce its estimated plugging and abandonment liabilities by over $3.2 million, while only losing approximately 32 BOEPD in net production from these disproportionately high LOE legacy vertical wells.  The disposition will also reduce the Company’s LOE per BOE metric going forward as the Company’s horizontal assets have higher margins.  Additionally, the disposition allows the Company and its personnel to focus on its core assets in the Chaveroo Field of the Permian Basin in New Mexico and the D-J Basin in Colorado and Wyoming.

More information regarding our operating results for the three months ended September 30, 2023, including our full financial statements and footnotes, can be found in our Quarterly Report on Form 10-Q which was filed earlier today with the Securities and Exchange Commission and is available at www.sec.gov.

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About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects in the United States. The Company's principal assets are its Permian Basin Asset located in the Northwest Shelf of the Permian Basin in eastern New Mexico, and its D-J Basin Asset located in the D-J Basin in Weld and Morgan Counties, Colorado, and Laramie County, Wyoming. PEDEVCO is headquartered in Houston, Texas.

Use of Non-GAAP Financial Information

This earnings release discusses EBITDA and Adjusted EBITDA which are presented as supplemental measures of the Company's performance. These measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, less share-based compensation. EBITDA and Adjusted EBITDA are presented because we believe they provide additional useful information to investors due to the various noncash items during the period. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use EBITDA and Adjusted EBITDA as supplements to GAAP measures of performance to provide investors with an additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:  EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments; EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments. For example, although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Additionally, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than PEDEVCO Corp. does, limiting its usefulness as a comparative measure. You should not consider EBITDA and Adjusted EBITDA in isolation, or as substitutes for analysis of the Company's results as reported under GAAP. The Company's presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of each of these non-GAAP measures to the most comparable GAAP measure. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measure. For more information on these non-GAAP financial measures, please see the section titled "Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA", included at the end of this release.

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Cautionary Statement Regarding Forward Looking Statements

This press release may contain forward-looking statements, including information about management's view of PEDEVCO's future expectations, plans and prospects, within the meaning of the federal securities laws, including the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions are intended to identify forward-looking statements within the meaning of the Act and such laws, and are subject to the safe harbor created by the Act and applicable laws. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of PEDEVCO and its subsidiaries to be materially different than those expressed or implied in such statements. The forward-looking statements include projections and estimates of the Company's corporate strategies, future operations, development plans and programs, including the costs thereof, drilling locations, estimated oil, natural gas and natural gas liquids production, price realizations, projected operating, general and administrative and other costs, projected capital expenditures, efficiency and cost reduction initiative outcomes, statements regarding future production, costs and cash flows, liquidity and our capital structure. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, risks of our operations not being profitable or generating sufficient cash flow to meet our obligations; risks relating to the future price of oil, natural gas and NGLs; risks related to the status and availability of oil and natural gas gathering, transportation, and storage facilities; risks related to changes in the legal and regulatory environment governing the oil and gas industry, and new or amended environmental legislation and regulatory initiatives; risks relating to crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changing economic, regulatory and political environments in the markets in which the Company operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict; actions of competitors or regulators; the potential disruption or interruption of the Company’s operations due to war, accidents, political events, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the Company’s control; risks related to the need for additional capital to complete future acquisitions, conduct our operations, and fund our business on favorable terms, if at all, the availability of such funding and the costs thereof; risks related to the limited control over activities on properties we do not operate and the speculative nature of oil and gas operations in general; risks associated with the uncertainty of drilling, completion and enhanced recovery operations; risks associated with illiquidity and volatility of our common stock, dependence upon present management, the fact that Dr. Simon Kukes, our CEO and member of the Board, beneficially owns a majority of our common stock, and our ability to maintain the listing of our common stock on the NYSE American; pandemics, governmental responses thereto, economic downturns and possible recessions caused thereby; inflationary risks and recent increased interest rates, and the risks of recessions and economic downturns caused thereby or by efforts to reduce inflation; risks related to military conflicts in oil producing countries; changes in economic conditions; limitations in the availability of, and costs of, supplies, materials, contractors and services that may delay the drilling or completion of wells or make such wells more expensive; the amount and timing of future development costs; the availability and demand for alternative energy sources; regulatory changes, including those related to carbon dioxide and greenhouse gas emissions; and others that are included from time to time in filings made by PEDEVCO with the Securities and Exchange Commission, many of which are beyond our control, including, but not limited to, in the "Risk Factors" and “Cautionary Note Regarding Forward-Looking Statements” sections of its Form 10-Ks and Form 10-Qs and in its Form 8-Ks, which it has filed, and files from time to time, with the U.S. Securities and Exchange Commission, including, but not limited to its Annual Report on Form 10-K for the year ended December 31, 2022 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. These reports are available at www.sec.gov. The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on PEDEVCO's future results and/or could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. PEDEVCO cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. The internal projections, expectations, or beliefs underlying our 2023 capital budget are subject to change in light of numerous factors, including, but not limited to, the prevailing prices of oil and gas, actions taken by businesses and governments, ongoing results, prevailing economic circumstances, commodity prices, and industry conditions and regulations.

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PEDEVCO CORP.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	September 30, 2023 (Unaudited)	December 31, 2022
Assets
Current assets:
Cash	$13,200	$29,430
Accounts receivable – oil and gas	5,615	2,430
Prepaid expenses and other current assets	342	249
Total current assets	19,157	32,109

Oil and gas properties – successful efforts method:
Oil and gas properties, subject to amortization, net	81,606	79,372
Oil and gas properties, not subject to amortization, net	5,980	775
Total oil and gas properties, net	87,586	80,147

Operating lease – right-of-use asset	337	71
Other assets	3,803	3,783
Total assets	$110,883	$116,110

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,054	$1,556
Accrued expenses	2,354	13,835
Revenue payable	956	1,018
Operating lease liabilities – current	87	81
Asset retirement obligations – current	896	472
Total current liabilities	5,347	16,962

Long-term liabilities:
Operating lease liabilities, net of current portion	250	-
Asset retirement obligations, net of current portion	2,996	2,689
Total liabilities	8,593	19,651

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.001 par value, 200,000,000 shares authorized; 87,250,267 and 85,790,267 shares issued and outstanding, respectively	87	86
Additional paid-in capital	224,659	223,114
Accumulated deficit	(122,456)	(126,741)
Total shareholders’ equity	102,290	96,459
Total liabilities and shareholders’ equity	$110,883	$116,110

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PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenue:	2023	2022	2023	2022
Oil and gas sales	$7,330	$7,472	$24,042	$24,109

Operating expenses:
Lease operating costs	2,245	2,918	7,540	8,076
Selling, general and administrative expense	1,297	1,220	4,118	4,108
Depreciation, depletion, amortization and accretion	2,932	2,313	8,411	6,427
Total operating expenses	6,474	6,451	20,069	18,611

Operating income	856	1,021	3,973	5,498

Other income:
Interest income	88	33	272	40
Other income	5	25	40	90
Total other income	93	58	312	130

Net income	$949	$1,079	$4,285	$5,628

Income per common share:
Basic	$0.01	$0.01	$0.05	$0.07
Diluted	$0.01	$0.01	$0.05	$0.07

Weighted average number of common shares outstanding:
Basic	87,108,745	85,644,180	86,958,033	85,419,689
Diluted	87,108,745	85,644,180	86,958,033	85,419,689

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PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash Flows From Operating Activities:
Net income	$4,285	$5,628
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	8,411	6,427
Amortization of right-of-use asset	86	75
Share-based compensation expense	1,546	1,572
Changes in operating assets and liabilities:
Accounts receivable – oil and gas	(3,185)	(899)
Prepaid expenses and other current assets	(93)	10
Accounts payable	(232)	(243)
Accrued expenses	669	366
Revenue payable	(62)	58
Net cash provided by operating activities	11,425	12,994

Cash Flows From Investing Activities:
Cash paid for drilling and completion costs	(27,985)	(11,413)
Cash received from the sale of oil and gas property	366	-
Cash received from security deposit reimbursement	9	-
Cash paid for vehicle	(45)	-
Net cash used in investing activities	(27,655)	(11,413)

Cash Flows From Financing Activities:
Proceeds from issuance of shares, net of offering costs	-	50
Net cash provided by financing activities	-	50

Net (decrease) increase in cash and restricted cash	(16,230)	1,631
Cash and restricted cash at beginning of period	32,977	29,227
Cash and restricted cash at end of period	$16,747	$30,858

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

Noncash investing and financing activities:
Change in accrued oil and gas development costs	$12,558	$1,791
Changes in estimates of asset retirement costs, net	$131	$158
Issuance of restricted common stock	$1	$2

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Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and

Amortization (EBITDA) and Adjusted EBITDA* (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Numerator:	2023	2022	2023	2022
Net income	$949	$1,079	$4,285	$5,628

Denominator:
Weighted average common shares – basic	87,108,745	85,644,180	86,958,033	85,419,689

Dilutive effect of common stock equivalents:
Options	-	-	-	-

Denominator:
Weighted average common shares – diluted	87,108,745	85,644,180	86,958,033	85,419,689

Earnings per share – basic	$0.01	$0.01	$0.05	$0.07
Earnings per share – diluted	$0.01	$0.01	$0.05	$0.07

* EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. See also "Use of Non-GAAP Financial Information", above.

CONTACT:

PEDEVCO Corp.

(713) 221-1768

PR@pedevco.com

SOURCE: PEDEVCO Corp.

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